Exhibit 99.1

Alesco Financial Inc. Announces

Third Quarter 2009 Financial Results

Philadelphia, Pennsylvania – November 9, 2009 – Alesco Financial Inc. (NYSE: AFN) (“AFN” or the “Company”), a specialty finance real estate investment trust, today announced financial results for the three-months and nine-months ended September 30, 2009.

AFN reported GAAP net loss attributable to common stockholders for the three-months ended September 30, 2009 of ($197.1) million, or ($3.31) per diluted common share, as compared to net income attributable to common stockholders of $62.4 million, or $1.02 per diluted common share for the three-months ended September 30, 2008. AFN’s net loss for the three-month period ended September 30, 2009 was primarily attributable to the operations of consolidated securitization entities and includes net changes in the fair value of financial instruments of ($226.2) million, net realized losses on sale of assets of ($38.5) million, and loan loss provisions of ($34.7) million. During the three-months ended September 30, 2009, these amounts include $75.1 million of net loss attributable to noncontrolling interests associated with our consolidated CDO entities.

AFN reported GAAP net income attributable to common stockholders for the nine-months ended September 30, 2009 of $140.7 million, or $2.34 per diluted common share, as compared to net income attributable to common stockholders of $66.1 million or $1.09 per diluted common share for the nine-months ended September 30, 2008. AFN’s net income for the nine-month period ended September 30, 2009 was primarily attributable to the operations of consolidated securitization entities and includes net changes in the fair value of financial instruments of $353.3 million, partially offset by net realized losses on sale of assets of ($54.7) million and loan loss provisions of ($134.9) million. During the nine-months ended September 30, 2009, these amounts include $86.0 million of net income attributable to noncontrolling interests associated with our consolidated CDO entities.

Analysis of GAAP Equity

As of September 30, 2009, our consolidated financial statements include $90.1 million of available, unrestricted cash and cash equivalents. The following table shows the components of our stockholders’ equity and the net change in cash and cash equivalents attributable to such components, in each case as determined in accordance with GAAP, as of, and for the three months ended, September 30, 2009. The table is divided between the components of our stockholders’ equity which are attributable to our assets and liabilities which are not assets and liabilities of consolidated variable interest entities (“VIEs”), and those which are assets and liabilities of consolidated VIEs. The assets of consolidated VIEs are pledged to satisfy the liabilities of the consolidated VIEs. The liabilities of our consolidated VIEs are non-recourse to us, but similarly we have no rights to use any of the proceeds of the assets held by consolidated VIEs to satisfy any of our recourse liabilities. The components of our stockholders’ equity attributable to our investments in consolidated VIEs are determined in accordance with GAAP (under which we consolidate all of the assets and liabilities of the VIEs) and do not reflect the fair value of the interests in the consolidated VIEs owned by us. The Net Change in Cash and Cash Equivalents column reflects the sources and uses of cash during the period with respect to each component of our stockholders’ equity.

(Amounts in thousands)	Allocated Parent Stockholders’ Equity as of September 30, 2009	Net Change in Cash and Cash Equivalents for Three-Months Ended September 30, 2009 (C)
Net Assets not Included in Consolidated VIEs:
Investments in TruPS debt securities	$6,142	$157
Investments in residential and commercial loans	8,508	28
Cash and cash equivalents	90,122	86
Other assets and liabilities, net (A)	(1,804)	(1,508	)(D)
Recourse indebtedness (A)	(76,237)	(910)

Net Assets of Consolidated VIEs (B):
Investments in TruPS CDOs	$249,022	—
Investments in leveraged loan CLOs and warehouse facility	(10,911)	2,096	(E)
Investment in Kleros Real Estate (MBS) CDOs	—	—
Investment in residential loan mortgage loan securitization	(56,393)	1,251

Total	$208,449	$1,200

(A)	Recourse indebtedness is net of our $1.5 million investment in common securities of the trusts that issued our junior subordinated debentures. The $1.5 million is recorded within other assets in our consolidated financial statements.
(B)	We currently hold the following notional amounts of preference shares or subordinated interests in consolidated VIEs: $218.6 million in TruPS CDOs, $48.1 million in leveraged loan CLOs, $36.5 million in a whole-loan mortgage securitization and $90 million in Kleros Real Estate CDOs. The Company’s stockholders’ equity includes the effects of accounting for each of the underlying assets and liabilities of our consolidated VIEs as separate units of account. However, if for accounting purposes the Company were to use the notional amounts of preference shares or subordinated interests that it directly owns as the unit of account, its net asset value could be materially different. As of September 30, 2009, the Company estimates the aggregate fair value of its investments in preference shares and subordinated interests of consolidated VIEs to be approximately $2.9 million.
(C)	Primary sources and uses of cash of consolidated VIEs include interest income on investments and interest expense on the related debt. The Company’s primary sources of cash are distributions from investments in consolidated VIEs, interest on cash deposits, and interest income on or proceeds from the sale of debt securities and mortgage loans held directly. The Company’s primary uses of cash are recourse debt service, payment of general and administrative expenses, and additional investments. The following reconciles the change in cash and cash equivalents during the three-months ended September 30, 2009:

Cash and cash equivalents, at June 30, 2009	$88,922
Net change in cash and cash equivalents	1,200

Cash and cash equivalents, at September 30, 2009	$90,122

(D)	Amount relates to payment of general and administrative expenses incurred directly by the Company. General and administrative expenses incurred and paid by consolidated VIEs reduce the Company's net distributions, if any, from these consolidated VIEs and are not paid directly by the Company.
(E)

Amount includes $2.1 million of distributions from investments in a CLO. As previously disclosed, we experienced an overcollateralization failure on the Class D and E Notes of Emporia Preferred Funding II, Ltd., and a partial interest diversion test failure on the Class E Notes of Emporia Preferred Funding III, Ltd. These failures were primarily attributable to an increase in defaulted assets collateralizing the CLOs. As a result of these failures, the Company did not receive any of its quarterly distribution in October 2009 on Emporia Preferred Funding II, Ltd, and the Company received a partial distribution from Emporia Preferred Funding III, Ltd. Assuming no additional defaults or significant credit downgrades, the Company does not expect to receive its quarterly cash distribution on Emporia Preferred Funding II, Ltd. for several quarters. In the event of additional defaults or credit downgrades, Emporia Preferred Funding III, Ltd. may not provide cash distributions to the Company in future periods.

During the three months ended September 30, 2009, all of the leveraged loans that were included in the Company’s warehouse facility were liquidated. As a result of the liquidation of the collateral, the Company recorded a $38.4 million realized loss equal to the amount of first loss cash that it had deposited with the warehouse lender, which was the maximum amount of loss that the Company was exposed to from the warehouse facility.

Liquidity

Management has evaluated our current and forecasted liquidity and continues to monitor evolving market conditions. Future investment alternatives and operating activities will continue to be evaluated against anticipated current and longer term liquidity demands. Management will continue to consider projections regarding our taxable income and liquidity position and decisions regarding future dividends are subject to the review and approval of our board of directors.

On October 10, 2008, the Company was notified by the NYSE that it was not in compliance with an NYSE continued listing standard applicable to its common stock. The standard requires that the average closing price of any listed security not fall below $1.00 per share for any consecutive 30 trading-day period. On October 15, 2008, the Company notified the NYSE of its intent to cure this deficiency. After exploring different alternatives for curing the deficiency and restoring compliance with the continued listing standards, the Company currently expects to effectuate a 1 for 10 reverse stock split of the outstanding shares of its common stock. Under the NYSE rules, the Company has six months from the date of the NYSE notice to comply with the NYSE minimum share price standard. If the Company is not compliant by that date, its common stock will be subject to suspension and delisting by the NYSE. However, on February 26, 2009, the NYSE granted NYSE-listed companies a reprieve from the NYSE’s $1 minimum price requirement until June 30, 2009, which reprieve was subsequently extended for an additional month through July 31, 2009. In addition, the NYSE permanently decreased its market-capitalization standard to $15 million for listed companies, which previously required that average market capitalization of a NYSE-listed company be at least $25 million over any 30 consecutive trading day period. Our six month cure period was set to expire on September 13, 2009. On September 4, 2009, the NYSE notified AFN that the NYSE would further extend the cure period until the AFN 2009 annual meeting of stockholders. If we fail to meet any of the NYSE’s other listing standards, however, we may be delisted for failing to comply with the continued listing standards.

Involvement in Variable Interest Entities

The following table presents information as of September 30, 2009 with respect to how the Company’s involvement with VIEs affects the Company’s consolidated financial position, financial performance and cash flows.

	TruPS CDOs	Leveraged Loan CLOs	Residential Mortgage Securitization	Kleros Real Estate (MBS) CDOs	Total
Consolidated VIE assets	$1,883,602	$690,127	$712,973	$493,270	$3,779,972
Consolidated VIE liabilities	1,498,655	708,397	769,366	493,270	3,469,688
Noncontrolling interests in consolidated VIE subsidiaries	135,925	(7,359)	—	—	128,566

Net assets attributable to common stockholders	$249,022	$(10,911)	$(56,393)	$—	$181,718

As of September 30, 2009, consolidated VIEs represent $181.7 million of net assets attributable to common stockholders (excluding non-controlling interests). For the three and nine-month periods ended September 30, 2009, net income (loss) from consolidated VIEs included in the Company’s net income (loss) attributable to common stockholders was ($190.1) million and $156.1 million, respectively. As of September 30, 2009, the Company estimates that the fair value of the Company’s investments in the preference shares and subordinated interests of consolidated VIEs is approximately $2.9 million. For the three and nine months ended September 30, 2009, the Company received $3.3 million and $12.1 million in cash distributions from consolidated VIE entities.

Our consolidated TruPS assets serve as the sole source of collateral and cash flows for the TruPS CDO notes payable and trust preferred obligations. As a result, the Company generally expects that there will be significant correlation between its fair value estimates of the CDO notes payable and its fair value estimates for the associated TruPS assets. This expected price correlation between the underlying assets and the CDO notes payable was consistent with what the Company had historically experienced and observed in the market. However, during the nine months ended September 30, 2009, changes in market conditions significantly impacted the degree of this correlation with respect to TruPS assets and notes payable. Changes in market conditions during the nine months ended September 30, 2009 had a significant positive impact on the pricing of credit risk associated with our individual TruPS investments. The change in market perceptions regarding the benefits or risks associated with our investments in TruPS assets did not have the same impact on the market’s perception regarding the credit risk and other market risks of our CDO notes payable. As a result, the correlation of the changes in fair value of our TruPS assets and CDO notes payable was not consistent with our historical experience and, the increases in the fair value of our TruPS assets were significantly greater than the increases in fair value of our TruPS related CDO notes payable during the nine months ended September 30, 2009. During the three months ended September 30, 2009, the fair value of the TruPS related CDO notes payable increased by $180.2 million due to improvements in market perceptions relating to the most senior classes of TruPS related CDO notes payable. During the same period, the fair value of the TruPS assets decreased by $55.2 million due to continued deferral and default activity and market perceptions regarding increased credit risk of the non-investment grade TruPS assets. During the three months ended September 30, 2009, the net impact of the changes in fair value of our TruPS assets and TruPS related CDO notes payable resulted in a $163.9 million decrease to total parent stockholders’ equity. As of September 30, 2009, our GAAP parent stockholders’ equity includes $249 million of equity relating to our consolidated TruPS CDOs. However, we estimate that our direct investment in the preference shares of the TruPS CDOs has little to no value as of September 30, 2009.

About Alesco Financial Inc.

Alesco Financial Inc. is a specialty finance REIT headquartered in Philadelphia, Pennsylvania. Alesco Financial Inc. is externally managed by Cohen & Company Management, LLC, a subsidiary of Cohen & Company, an alternative investment management firm, which, since 2001, has provided financing to small and mid-sized companies in financial services, real estate and other sectors. For more information, please visit www.alescofinancial.com.

Forward-Looking Statements

Information set forth in this release contains forward-looking statements, which involve a number of risks and uncertainties. Alesco Financial Inc. cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained or implied in the forward-looking information.

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the failure of Alesco Financial Inc. to successfully execute its business plans or gain access to additional financing, continued disruption in the U.S. credit markets generally and the mortgage loan and CDO markets particularly, AFN’s ability to timely consummate the merger with Cohen & Company, the limited availability of additional investment portfolios for future acquisition, performance of existing investments, AFN’s ability to restore compliance with NYSE continued listing standards or, in the event that AFN is unable to maintain its listing with the NYSE, its ability to comply with the initial listing standards of the NYSE or another securities exchange, continued qualification as a REIT and the cost of capital. Additional factors that may affect future results are contained in our filings with the Securities and Exchange Commission (the “SEC”), which are available at the SEC’s web site at www.sec.gov and Alesco Financial Inc.’s web site, www.alescofinancial.com. Alesco Financial Inc. disclaims any obligation to update and revise statements contained in these materials based on new information or otherwise.

IMPORTANT INFORMATION AND WHERE TO FIND IT

AFN filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4, containing a proxy statement/prospectus in connection with the proposed merger with Cohen Brothers, LLC (“Cohen & Company”), which was announced on February 20, 2009. The registration statement has become effective. INVESTORS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS CAREFULLY AND IN ITS ENTIRETY BECAUSE IT

CONTAINS IMPORTANT INFORMATION ABOUT AFN, COHEN & COMPANY AND THE PROPOSED MERGER BETWEEN THE TWO COMPANIES. A definitive proxy statement/prospectus will be mailed to AFN’s stockholders on or about November 9, 2009. In addition, AFN’s stockholders may obtain the proxy statement/prospectus and all other relevant documents filed by AFN with the SEC free of charge at the SEC’s website www.sec.gov or from Alesco Financial Inc., Attn: Investor Relations, 2929 Arch Street, 17th Floor, Philadelphia, PA 19104.

AFN and its directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the proposed merger. Information about AFN’s directors and executive officers and their ownership of AFN’s stock is set forth in the proxy statement/prospectus relating to the merger. Additional information regarding such individuals who may, under the rules of the SEC, be considered to be participants in the solicitation of proxies in connection with the merger is also set forth in the proxy statement/prospectus.

Alesco Financial Inc.

Consolidated Statements of Income (Loss)

(Unaudited and in thousands, except share and per share information)

	For the Three-Month Period Ended September 30, 2009	For the Three-Month Period Ended September 30, 2008 (As Adjusted)	For the Nine-Month Period Ended September 30, 2009	For the Nine-Month Period Ended September 30, 2008 (As Adjusted)
Net investment income (loss):
Investment interest income	$81,214	$125,585	$271,480	$436,999
Investment interest expense	(42,853)	(95,954)	(155,209)	(337,326)
Provision for loan losses	(34,729)	(14,764)	(134,883)	(32,739)

Net investment income (loss)	3,632	14,867	(18,612)	66,934

Expenses:
Related party management compensation	3,263	6,711	10,105	15,653
General and administrative	3,528	3,591	12,166	10,750

Total expenses	6,791	10,302	22,271	26,403

Other income and expense:
Interest and other income	116	1,282	709	3,907
Net change in fair value of investments in debt securities and loans and non-recourse indebtedness	(190,531)	70,028	357,254	140,236
Net change in fair value of derivative contracts	(35,667)	(25,967)	(3,928)	(71,775)
Credit default swap premiums	—	—	—	(2,872)
Impairments on other investments and intangible assets	(743)	(1,533)	(5,491)	(14,378)
Loss on disposition of consolidated entities	—	—	—	(5,558)
Gain on repurchase of debt	—	42,289	—	42,289
Net realized loss on sale of assets	(38,547)	(272)	(54,674)	(943)

Earnings (loss) before benefit (provision) for income taxes	(268,531)	90,392	252,987	131,437
Benefit (provision) for income taxes	(3,676)	1,841	(26,244)	5,243

Net income (loss)	(272,207)	92,233	226,743	136,680
Less: Net (income) loss attributable to noncontrolling interests	75,079	(29,802)	(86,038)	(70,567)

Net income (loss) attributable to common stockholders	$(197,128)	$62,431	$140,705	$66,113

Earnings (loss) per share—basic:
Basic earnings (loss) per share	$(3.31)	$1.02	$2.34	$1.09

Weighted-average shares outstanding—Basic	59,574,930	60,950,796	60,169,483	60,607,616

Earnings (loss) per share—diluted:
Diluted earnings (loss) per share	$(3.31)	$1.02	$2.34	$1.09

Weighted-average shares outstanding—Diluted	59,574,930	60,950,796	60,169,483	60,607,616

Distributions declared per common share	$—	$—	$—	$0.50

Alesco Financial Inc.

Consolidated Balance Sheets

(Unaudited and in thousands, except share and per share information)

	As of September 30, 2009	As of December 31, 2008 (As Adjusted)
Assets
Investments in debt securities and security-related receivables, at fair value	$2,354,772	$2,079,750
Investments in loans
Residential mortgages	803,618	901,491
Commercial mortgages	7,464	7,464
Leveraged loans (including amounts held for sale at fair value of $0 and $63,601, respectively)	707,873	780,269
Loan loss reserve	(179,243)	(68,428)

Total investments in loans, net	1,339,712	1,620,796
Cash and cash equivalents	90,122	86,035
Restricted cash and warehouse deposits	59,165	54,059
Accrued interest receivable	15,007	31,435
Deferred tax asset	—	25,036
Other assets	30,585	37,820

Total assets	$3,889,363	$3,934,931

Liabilities and equity
Indebtedness
Trust preferred obligations, at fair value	$137,066	$120,409
Securitized mortgage debt	765,521	844,764
CDO notes payable (including amounts at fair value of $1,627,122 and $1,647,590, respectively)	2,332,452	2,342,920
Warehouse credit facilities	—	126,623
Recourse indebtedness	77,726	77,656

Total indebtedness	3,312,765	3,512,372
Accrued interest payable	16,735	30,530
Related party payable	7,625	4,880
Derivative liabilities	202,691	266,984
Other liabilities	12,532	12,165

Total liabilities	3,552,348	3,826,931

Equity
Preferred stock, $0.001 par value per share, 50,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.001 par value per share, 100,000,000 shares authorized, 60,151,949 and 60,171,324 issued and outstanding, including 499,918 and 985,810 unvested restricted share awards, respectively	60	59
Additional paid-in-capital	485,126	484,612
Accumulated other comprehensive loss	(11,946)	(14,223)
Accumulated deficit	(264,791)	(405,496)

Total parent stockholders’ equity	208,449	64,952
Noncontrolling interests in subsidiaries	128,566	43,048

Total equity	337,015	108,000

Total liabilities and equity	$3,889,363	$3,934,931

# # #

Investors:	Media:
John Longino	Joseph Kuo
Chief Financial Officer	Kekst and Company
215-701-8952	212-521-4863
info@alescofinancial.com